Exhibit 99.1

FOR IMMEDIATE RELEASE

Safety Shot Appoints Markita Russell as Chief Financial Officer

SCOTTSDALE, AZ – July 31, 2025 (GLOBE NEWSWIRE) – Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or the “Company”) today announced the appointment of Markita L. Russell as its new Chief Financial Officer.

Ms. Russell, who has served as the Company’s Controller since August of 2021, has over 30 years of extensive experience in the financial and accounting sectors, with a proven track record of managing significant growth and providing strategic financial oversight across multiple industries. Her career began in the beverage industry at Pepsi Co, providing her with a foundational understanding of the sector.

Throughout her distinguished career, Ms. Russell has served the financial and accounting needs of a diverse range of businesses, including law firms, technology consultants, and real estate companies. Most notably, she was instrumental in the account management of a company in the marine industry, overseeing its growth from $7 million in gross revenue in 2012 to $56.8 million by the end of 2020.

“We are delighted to announce Markita’s promotion to Chief Financial Officer,” said Jarrett Boon, CEO of Safety Shot. “Having worked closely with her since she joined as our Controller in 2021, I have been consistently impressed by her financial acumen and dedication. Her specific experience in the beverage industry and her demonstrated ability to manage rapid growth, such as scaling a company’s revenue from $7 million to over $56 million, will be invaluable as we continue to expand our operations and integrate our new strategic initiatives. Her leadership is crucial in building a strong and secure financial foundation for our future.”

“I am thrilled to take on the role of CFO at such an exciting and pivotal time for Safety Shot,” said Markita Russell. “The Company’s innovative products and its bold new strategic direction present a compelling opportunity for growth. I look forward to applying my 30 years of experience to help fortify the Company’s financial operations and to work with the team to build a secure foundation that drives long-term shareholder value with skillful hands and a heart of integrity.”

Ms. Russell holds a Bachelor of Science in Accounting. Ms. Russell replaces Danielle De Rosa as the Company’s CFO. Ms. De Rosa resigned from her position as CFO on July 25, 2025.

About Safety Shot, Inc. Safety Shot, Inc., a wellness and dietary supplement company, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Sure Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. Safety Shot, Inc. is introducing business-to-business sales of Sure Shot to distributors, retailers, restaurants, and bars throughout 2025.

Investor Relations: Phone: 561-244-7100 Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding the expected completion of the acquisition. These forward-looking statements are based on the current expectations of the management of Safety Shot and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Safety Shot, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.